Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

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

                          Nine Months Ended
                             September 30,                      Year Ended December 31,
In thousands                 1996       1995       1995       1994       1993       1992       1991

Computation of Income:
 Income before
  income taxes         $1,313,626  1,043,705  1,422,814  1,180,601    879,755    645,568    491,673
 Capitalized interest         (14)       (98)      (112)       (69)       (65)       (24)         -
 Income before income
  taxes and capitalized
  interest              1,313,612  1,043,607  1,422,702  1,180,532    879,690    645,544    491,673
 Fixed charges          2,003,755  1,812,879  2,503,603  1,640,049  1,485,936  1,651,664  2,187,536
 Total income for
  computation          $3,317,367  2,856,486  3,926,305  2,820,581  2,365,626  2,297,208  2,679,209
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $2,341,484  2,009,880  2,770,005  1,957,224  1,513,317  1,281,619  1,196,648

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $  145,813    123,454    166,591    149,462    128,573    123,342    111,609
 Portion of rentals
  deemed
  representative
  of interest          $   48,604     41,151     55,530     49,821     42,858     41,114     37,203
 Interest:
  Interest on
   deposits               975,883    846,606  1,156,300    863,357    852,309  1,015,589  1,482,561
  Interest on
   federal funds
   and other
   short-term
   borrowings             345,220    368,765    515,646    290,211    238,046    277,835    352,384
  Interest on
   long-term debt         634,034    556,259    776,015    436,591    352,658    317,102    315,388
  Capitalized
   interest                    14         98        112         69         65         24          -
  Total interest        1,955,151  1,771,728  2,448,073  1,590,228  1,443,078  1,610,550  2,150,333
 Total fixed
  charges              $2,003,755  1,812,879  2,503,603  1,640,049  1,485,936  1,651,664  2,187,536
 Total fixed
  charges excluding
  interest on
  deposits             $1,027,872    966,273  1,347,303    776,692    633,627    636,075    704,975
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                   2.28x      2.08       2.06       2.52       2.39       2.01       1.70
 Including
  interest on
  deposits                   1.66x      1.58       1.57       1.72       1.59       1.39       1.22

(a) Includes equipment rentals.

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